AMENDMENT TO DISTRIBUTION AGREEMENT

This Amendment to Distribution Agreement made and entered into this 4th day of August 2008 by and between Flurida Group Inc. (hereinafter refers to as “Flurida”), having its principal offices at 800 W. 5th Ave. Suite 210, Naperville, IL 60563, USA, and Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd. (hereinafter refers to as “Zhong Nan Fu Rui”), having its principal offices at Plant 3# Xin`an Industrial Park, Economic and Technological Development Zone,Qingdao,China,266500 (collectively, the “Parties”).

NOW, THEREFORE, the Parties agree to the amendment as follows:

Part 1 – Cooperation on Ice making product lines

To conform to the amendment dated June 25, 2008 to the agreement dated September 18, 2007, Part B. is amended to read:

Zhong Nan Fu Rui authorizes Flurida to be its exclusive sales agent for the ice making product lines, including icemaker and ice water dispensing systems all over the world. The ice making product lines shall include the products that Zhong Nan Fu Rui developed before this Cooperation Agreement signed and the products that will be developed as set forth in amended PART 1.A. All products shall be developed solely by Zhong Nan Fu Rui.

The remainder of the Agreement remains valid and in full force.

IN WITNESS WHEREOF, the Parties having agreed to the terms and conditions set forth herein signify their intention to be bound thereto through the signatures of their duly authorized representatives which are set forth below.

Flurida Group Inc.	Zhong Nan Fu Rui
Mechanical Electronics Manufacturing Co., Ltd.

By: /s/ Jianfeng Ding	By /s/ Jianfeng Ding

President	President
Date: August 4, 2008	Date: August 4, 2008